Exhibit 10.1

RETENTION PAYMENT AGREEMENT

This Retention Payment Agreement (the “Agreement”) is entered into as of June 10, 2020 (the “Effective Date”) by and between Contango ORE, Inc., a Delaware corporation (the “Company”), and Rick Van Nieuwenhuyse (the “Executive”).
RECITALS

WHEREAS, the Company is engaged in the highly competitive business of mineral exploration;
WHEREAS, the Board of Directors of the Company (the “Board”) is exploring options to increase shareholder value, including a possible sale of the Company;
WHEREAS, the Executive is an officer of the Company; and
WHEREAS, the Company desires to enter into this Agreement with the Executive to encourage retention of the Executive during the period in which the Company may be sold.
NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree to the following terms:
TERMS

1. Retention Payment.  In lieu of any right to receive annual grants of shares of restricted stock and stock options with respect to 2020 under a long-term incentive plan and any severance payments in accordance with the Executive’s offer letter dated December 31, 2019, the Executive shall be entitled to the following:
a. Upon the consummation of a Change in Control (the “CIC Date”) during the period from the Effective Date until August 6, 2025 (the “CIC Period”), the Company, or its successor, shall pay to the Executive a one-time bonus in a lump sum amount of $350,000 (the “Retention Payment”) within 30 days following the CIC Date; provided that either (i) the Executive remains continuously employed by, or in the service of, the Company from the Effective Date until the CIC Date, or (ii) the Executive’s employment or service with the Company is terminated by the Company without Cause within 60 days prior to the CIC Date.  The Retention Payment shall be made in cash, in shares of common stock of the Company or a combination of both as determined by the Board in its sole and absolute discretion.
b. Notwithstanding Section 1.a. above, the Company shall have no obligation to pay the Retention Payment unless the Executive properly executes and delivers to the Company, no later than 21 days after the CIC Date, a general release agreement in the form provided by the Company (the “General Release Agreement”) on the CIC Date and the Executive does not exercise any right he or she may have to revoke such General Release Agreement within the seven-day revocation period.
c. If the 30-day payment period (i.e., the 30-day period beginning on the CIC Date) begins in one calendar year and ends in the subsequent calendar year, the Retention Payment shall be paid in the subsequent calendar year.

d. For the avoidance of doubt, in no event will a Retention Payment be due or payable to the Executive if, before the CIC Date, the Company terminates the Executive’s employment or service for Cause, the Executive terminates his or her employment or service for any reason, the Executive’s employment or service is terminated due to death or Disability, or the Company terminates the Executive’s employment or service without Cause more than 60 days prior to the CIC Date.
e. For purposes of this Agreement, “Cause” shall mean the Executive’s (i) act of fraud, embezzlement, or theft committed in connection with his or her duties or in the course of his or her employment or service with the Company; (ii) intentional or reckless damage to the property of the Company; (iii) unauthorized disclosure or use of confidential information of the Company; (iv) conviction of, or plea of guilty to, a felony or other crime of moral turpitude while employed by or in the service of the Company; (v) refusal to comply with the duties assigned by the Company; or (vi) material misconduct in the course and scope of employment or service for the Company, including, without limitation, insubordination, harassment of other employees, abuse of alcohol or controlled substances, or other material violations of the policies, rules, or practices of the Company.
f. For purposes of this Agreement, “Disability” shall be deemed to occur when (i) the Executive receives benefits under the Company’s or any other applicable long-term-disability plan; or (ii) the Board, upon the written report of a qualified physician designated by the Board, shall have determined (after a complete physical examination of the Executive at any time after he or she has been absent for a period of at least 90 consecutive calendar days or 90 total days in any 120-day period) that the Executive has become physically or mentally incapable of performing his or her essential job functions with or without reasonable accommodation as required by law.
2. Change in Control.  A “Change in Control” shall mean an event described below which, within the meaning of the regulations promulgated by the Secretary of the Treasury pursuant to Section 409A of the Internal Revenue Code (the “Code”) and its related rules, regulations, and other guidance and any successor statute or statutes (“Code Section 409A”) constitutes a change in the ownership of the Company or in the ownership of all or substantially all of the assets of the Company.  For an event described below to constitute a Change in Control with respect to the Executive, the applicable event must relate to the entity for which the Executive is providing services, the entity that is liable for payment of the Retention Payment (or all entities liable for payment if more than one) but only if there is a bona fide business purpose for such entity (or entities) to be liable for such payment, or an entity that is a majority owner of either (taking into account chains of entities where each entity is a majority owner of another entity in the chain).
a. A “change in the ownership” of the Company shall occur on the date on which any one person or entity, or more than one person or entity acting as a group, who are not Affiliates of the Company, acquires ownership of the equity interests of the Company that, together with the equity interests held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the equity interests of the Company, as determined in accordance with Treas. Reg. § 1.409A-3(i)(5)(v).  If a person, entity, or group is considered either to own more than fifty percent (50%) of the total fair market value or total voting power of the equity interests of the Company, and such person, entity, or group acquires additional equity interests of the Company, the acquisition of additional equity interests by such person or group shall not be considered to cause a change in the ownership of the Company.

b. A “change in the ownership of all or substantially all of the assets” of the Company shall occur on the date on which any one person or entity, or more than one person or entity acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company or Peak Gold, LLC, a Delaware limited liability company (“Peak Gold”), that have a total gross fair market value of more than ninety percent (90%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions, as determined in accordance with Treas. Reg. § 1.409A-3(i)(5)(vii).  A transfer of assets by the Company or Peak Gold will not be treated as a change in the ownership of such assets if the assets are transferred to:  (i) an owner of the Company (immediately before the asset transfer) in exchange for or with respect to its equity interests; (ii) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company or any of its Affiliates; (iii) a person or entity, or more than one person or entity acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding equity interests of the Company; or (iv) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person, entity or group described in (iii) above.
3. Definition of Affiliate.  For purposes of this Agreement, with respect to any person or entity, an “Affiliate” of such person or entity shall mean all other persons or entities with which the person or entity would be aggregated and treated as a single employer under Code Section 414(b) (controlled group of corporations) and Code Section 414(c) (group of trades or businesses under common control), as applicable.
4. Taxes and Code Section 409A.  The Retention Payment shall be subject to applicable federal, state, and local tax withholding as required by law.  The Retention Payment is intended to be compliant with or exempt from the tax imposed by Code Section 409A and any ambiguous provisions shall be construed in a manner that is compliant with or exempt from the application of Code Section 409A.  Notwithstanding any other provision of this Agreement, the Executive shall be solely responsible for any risk that the Retention Payment to be paid under this Agreement may be subjected to the tax imposed by Code Section 409A and is therefore advised to consult with a tax advisor of his or her choosing before signing this Agreement.
5. Code Section 280G.  Notwithstanding any contrary provision in this Agreement, if the Executive is a “disqualified individual” (as defined in Section 280G of the Code), and any payments or benefits which the Executive has the right to receive from the Company, would constitute a “parachute payment” (as defined in Section 280G of the Code), the Retention Payment provided under this Agreement shall be reduced (but not below zero) so that the aggregate present value of such payments and benefits received by the Executive from the Company shall be $1.00 less than three times the Executive’s “base amount” (as defined in Section 280G of the Code) and so that no portion of such payments received by the Executive shall be subject to the excise tax imposed by Section 4999 of the Code.  The determination as to whether any such reduction in the amount of the Retention Payment is necessary shall be made by the Board in its sole discretion and such determination shall be conclusive and binding on the Executive.  If a reduced payment is made to the Executive pursuant to preceding sentence and through error or otherwise that payment, when aggregated with other payments from the Company used in determining if a parachute payment exists, exceeds $1.00 less than three times the Executive’s base amount, the Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made.
6. Funding.  This Agreement represents an unfunded, unsecured right to receive the Retention Payment in accordance with the terms of this Agreement, and the Company shall not be required to segregate any assets with respect to any payments due in connection with this Agreement.
7. Assignment of Agreement; Successors and Assigns.  The Executive’s rights and obligations under this Agreement are personal to the Executive and shall not be assigned to any person or entity.  The Company may assign this Agreement without the Executive’s consent.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns.

8. Attorneys’ Fees and Other Costs.  If any party breaches this Agreement, or if a dispute arises between the parties based on or involving this Agreement, the party or parties that enforces its or their rights under this Agreement against the breaching party, or that prevail in the resolution of such dispute, according to the court of competent jurisdiction overseeing such breach or dispute, is entitled to recover from the other party its or their reasonable attorneys’ fees, court costs, and expenses incurred in enforcing such rights or resolving such dispute.
9. Entire Agreement.  This Agreement constitutes the entire agreement between the parties concerning this subject matter and shall supersede all prior and contemporaneous agreements and understandings, both written and oral, between the parties with respect to their subject matters.  Executive agrees that the Company has not made any promise or representation to him concerning this Agreement not expressed in this Agreement, and that, in signing this Agreement, he or she is not relying on any prior oral or written statement or representation by the Company outside of this Agreement but is instead relying solely on his or her own judgment and his or her legal and tax advisors, if any.
10. Termination and Amendment.  This Agreement shall automatically terminate upon the expiration of the CIC Period if the CIC Date does not occur within the CIC Period.  This Agreement shall not be amended except by an instrument in writing signed by the party against whom such amendment is sought to be enforced.
11. Waiver.  The waiver by either party of a breach of any term of this Agreement shall not operate or be construed as a waiver of a subsequent breach of the same provision by either party or of the breach of any other term or provision of this Agreement.
12. Severability.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable, (a) this Agreement shall be considered divisible, (b) such provision shall be deemed inoperative to the extent it is deemed illegal, invalid, or unenforceable, and (c) in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.
13. Waiver of Right to Jury Trial.  NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT, EACH PARTY SHALL, AND HEREBY DOES, IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY DISPUTE, CONTROVERSY, CLAIM, OR CAUSE OF ACTION AGAINST THE OTHER PARTY OR ITS OR HIS OR HER AFFILIATES ARISING OUT OF OR RELATING TO THIS AGREEMENT (EITHER ALLEGED BREACH OR ENFORCEMENT).
14. Governing Law; Venue.  This Agreement shall be governed by the laws of the State of Texas, without regard to its conflict-of-laws principles.  Exclusive venue for any dispute, controversy, claim, or cause of action between the parties arising out of or related to this Agreement is in any state or federal court of competent jurisdiction that regularly conducts proceedings in Harris County, Texas.  Nothing in this Agreement, however, precludes the Company from seeking to remove a civil action from any state court to federal court.
15. Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

[Signature Page Follows]

AGREED as of the date set forth above.
EXECUTIVE:

By:	/s/ Rick Van Nieuwenhuyse
Rick Van Nieuwenhuyse
Title

COMPANY:

Contango ORE, Inc.

/s/ Leah Gaines
Name: Leah Gaines
Title: Vice President & CFO